ABRAXAS PETROLEUM CORPORATION
www.abraxaspetroleum.com

Exhibit 99.1
NEWS RELEASE

Abraxas and Blue Stone Jointly Announce $100 Million
 Eagle Ford Shale Joint Venture

SAN ANTONIO (August 18, 2010) – Abraxas Petroleum Corporation (NASDAQ:AXAS) today announced that the Company signed a joint venture agreement with Blue Stone Oil & Gas, LLC (“Blue Stone”) to develop the Eagle Ford Shale play in South Texas.

 Abraxas will contribute 8,333 net acres in the Eagle Ford Shale play to Blue Eagle Energy, LLC (the “JV”) and receive a $25 million equity interest in the JV and Blue Stone will initially contribute $25 million in cash to the JV for a $25 million equity interest in the JV.  In addition, Blue Stone has committed an additional $50 million in cash to the JV, which combined with the initial $25 million, will be used to acquire additional acreage and 3-D seismic data, and to drill and complete wells targeting the Eagle Ford Shale formation.  Upon full funding, Abraxas will own a 25% equity interest in the JV and Blue Stone will own a 75% equity interest in the JV.

The JV’s subject area will encompass 12 counties across the Eagle Ford Shale play for expected future acreage acquisitions.  Abraxas will operate the wells in the JV and Blue Stone will manage the day-to-day business affairs of the JV.

“We are very excited about partnering with Blue Stone as the joint venture will greatly accelerate our activity in the Eagle Ford Shale play, well above what we could have accomplished on our own.  We are pleased that Blue Stone shares our confidence in the development potential of our acreage position which is located in all three hydrocarbon windows of the play.   In addition to acquiring additional acreage and 3-D seismic data, we anticipate that the committed capital will allow the JV to drill and complete approximately 10 wells,” commented Bob Watson, Abraxas’ President and CEO.

Kyle R. Miller, Blue Stone’s President, further commented “We are delighted to partner with an experienced South Texas operator with a core acreage position in the Eagle Ford Shale play and look forward to expanding our position and developing the play.”

Rivington Capital Advisors, LLC, and its affiliate, Rivington Securities, LLC, acted as exclusive financial advisor to Blue Stone.

About Abraxas Petroleum
Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations across the Rocky Mountain, Mid-Continent, Permian Basin and Gulf Coast regions of the United States.

18803 Meisner Drive
San Antonio, Texas 78258
Phone: 210.490.4788    Fax: 210.918.6675

About Blue Stone
Blue Stone Oil & Gas, LLC is a Denver based exploration and production start-up company principally focused on the Eagle Ford Shale play in South Texas.  Blue Stone is led by Kyle R. Miller, formerly the managing member of Miller, Dyer & Co., operator of Chicago Energy Associates, LLC and its assets in eastern Utah prior to its divestiture to Whiting Oil & Gas Corp. in May 2008.

Safe Harbor for forward-looking statements:  Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release.  Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for natural gas and crude oil.  In addition, Abraxas’ future natural gas and crude oil production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves.  Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control.  In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Barbara M. Stuckey/Vice President - Corporate Finance
Telephone 210.490.4788
bstuckey@abraxaspetroleum.com
www.abraxaspetroleum.com